TO THE SECRETARY OF AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

         RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 37 additional subaccounts within the separate account to invest in the following funds or portfolios:

AIM V.I. Capital Appreciation Fund
AIM V.I. Capital Development Fund
Alliance Premier Growth Portfolio
Alliance Technology Portfolio
Alliance U.S. Government/High Grade Portfolio
AXP Variable Portfolio - Extra Income Fund
Baron Capital Asset Fund
Dreyfus Disciplined Stock Portfolio
Dreyfus Small Company Stock Portfolio
Dreyfus Socially Responsible Growth Fund
Fidelity VIP Fund III Growth & Income Portfolio
Fidelity VIP Fund III Mid Cap Portfolio
Fidelity VIP Fund Overseas Portfolio
Franklin Templeton VIP International Smaller Companies Fund-Class 2 Franklin Templeton VIP Mutual Shares Securities Fund-Class 2
Franklin Templeton VIP Real Estate Securities Fund-Class 2
J.P. Morgan U.S. Disciplined Equity Portfolio
Lazard Retirement Equity Portfolio
Lazard Retirement International Equity Portfolio
MFS New Discovery Series
MFS Research Series
MFS Utilities Series
Oppenheimer Global Securities Fund/VA
Oppenheimer Main Street Growth & Income Fund/VA
Oppenheimer Strategic Bond Fund/VA
Putnam VT International Growth Fund (IB)
Putnam VT International Growth & Income Fund (IB)
Putnam VT International New Opportunities Fund (IB)
Putnam VT Vista Fund (IB)

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Royce Micro-Cap Portfolio
Royce Premier Portfolio
Wanger U.S. International Small Cap Fund
Wanger U.S. Small Cap Fund
Warburg, Pincus Trust-Emerging Growth Portfolio
Wright Catholic Values Equity Investment Portfolio
Wright International Blue Chip Portfolio
Wright Selected Blue Chip Portfolio

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 48 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 85 subaccounts.



/s/ James E. Choat
    James E. Choat


Received by the Secretary:


/s/ William A. Stoltzmann
    William A. Stoltzmann



Date: June 29, 1999